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                                                                     Exhibit 3.9

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/15/1999
                                                             991488561 - 2170990

                            Certificate of Correction

                Certificate of Correction Filed to Correct a Certain Error in the Certificate of Amendment to Certificate of Incorporation of North Coast Energy, Inc. Filed in the Office of the Secretary of State of Delaware on December 22, 1998, and Recorded in the Office of the Recorder of Deeds for New Castle County, Delaware

     North Coast Energy, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1. The name of the corporation is North Coast Energy, Inc.

     2. A Certificate of Amendment to Certificate, of Incorporation of North Coast Energy, Inc. was filed with the Secretary of State of Delaware on December 22, 1998, with Authentication #9501577, and was subsequently recorded in the office of the Recorder of Deeds of New Castle County, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware. This correction is necessitated by the fact that the minimum number of members of the Board of Directors specified in the Certificate of Amendment did not correspond with the number contained in the authorizing resolutions of the Board of Directors and in the proxy material in which the proposal was presented to the Stockholders.

     3. The Certificate of Amendment is hereby corrected as follows:

          a) The first full sentence following the subheading CLASSIFICATION OF BOARD OF DIRECTORS in Section I, Article VI is amended to read:

               The Board of Directors shall consist of not less than seven (7) nor more than thirteen (13) members and shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible.

     4. Pursuant to the provisions of Section 103 (f) of the Delaware General Corporation Law, because no person has been or will be adversely affected by the correction effected by this Certificate of Correction, the correction contained in Section 3 of this Certificate of Correction shall be given retroactive effect to December 22, 1998.

In Witness Whereof, said North Coast Energy, Inc. has caused this Certificate of Correction to be signed by its President, Garry Regan, and attested by its Assistant Secretary, Vicki Zanella, this 10TH of November 1999.

                                      North Coast Energy, Inc.

                                      By: /S/ Garry Regan
                                         -------------------------
                                          Garry Regan, President

Attest:

/S/Vicki Zanella
-------------------------------
Vicki Zanella
Assistant Secretary